EXHIBIT NO. 99.1

c	News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors - Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reports First Quarter Results

MIDDLETOWN, OH, April 20, 2004 – AK Steel (NYSE: AKS) today reported net income of $165.4 million, or $1.52 per share of common stock, for the first quarter of 2004. In the first quarter of 2003 the company reported a net loss of $40.8 million, or $0.38 per share of common stock.

The latest quarterly results include the benefit of an after-tax gain of $174.9 million, or $1.61 per share of common stock, from the sale of Douglas Dynamics, L.L.C. on March 31, 2004 for $264 million. During the first quarter of 2004, AK Steel reported a loss from continuing operations of $16.4 million, or $0.15 per share of common stock, a substantial improvement compared to a loss of $42.4 million, or $0.39 per share, from continuing operations in the first quarter of 2003. Douglas Dynamics was treated as a discontinued operation for this quarter-to-quarter comparison.

Net sales in the first quarter of 2004 totaled $1,134.4 million on shipments of 1,514,300 tons, compared to sales of $985.3 million on shipments of 1,365,400 tons in the year-ago quarter. The company said that sharply increased steel demand resulted in higher shipment volumes as well as higher realized prices. AK Steel said prices also rose as a result of the surcharges it has implemented for spot market sales to offset a portion of the unprecedented escalation in the cost of certain raw materials and energy, especially scrap, purchased slabs and natural gas. The company said its average flat-rolled selling price was $747 per ton for the first quarter of 2004, up from $702 per ton in the first quarter of 2003 and $671 per ton in the fourth quarter of 2003.

For the first quarter of 2004 the company recorded an operating profit of $1.5 million, compared to an operating loss of $43.1 million for the corresponding quarter of 2003. The company said that improved operating levels, continuing rigorous cost controls and salaried workforce reductions implemented during the preceding two quarters served to partially offset increased costs for steel scrap, purchased slabs and natural gas.

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AK Steel said that its cash balance at March 31, 2004 was $299.9 million and that it had an additional $436 million of availability under its two existing credit facilities. The company said its cash balance increased more than $245 million during the quarter, primarily due to the sale of Douglas Dynamics. In addition, on April 9, 2004, the company completed the sale of its Greens Port Industrial Park for approximately $75 million. Net proceeds from these sales have been used to repay $80 million of outstanding borrowings under the company’s accounts receivable credit facility and also will be used to fund the redemption on May 21, 2004 of the remaining $62.5 million of outstanding senior secured notes due December 2004.

“Our improved results reflect the efforts and renewed focus of the men and women of AK Steel to return this great company to profitability,” said James L. Wainscott, president and CEO. “While we have made significant progress in reducing costs over the last six months, we continue to suffer from non-competitive labor costs at most of our steel operations.”

Mr. Wainscott commended employees of the company’s Coshocton, Ohio stainless finishing facility who ratified a progressive labor agreement between the company and the United Auto Workers earlier this month.

“The new labor agreement at Coshocton is patterned after the most recently negotiated contracts elsewhere in the industry,” he said. “I commend our Coshocton employees for recognizing the necessity and urgency of bringing our costs in line with those of our competitors.”

Outlook

AK Steel said that it expects second quarter shipments to approximate first quarter levels, while selling prices are expected to rise due to previously announced increases in base prices and surcharges for sales in the spot market. The company said costs for purchased slabs are expected to be significantly higher in the second quarter compared to the first quarter of 2004. The company said it will undertake a planned blast furnace outage during the second quarter that is expected to negatively impact its second quarter results by approximately $16 million. Overall, the company expects modestly improved operating results in the second quarter in comparison to the first quarter of 2004.

AK Steel is headquartered in Middletown, Ohio and employs about 8,800 men and women. The company has steel operations in Ohio, Kentucky, Indiana and Pennsylvania, as well as tube operations in Ohio and Indiana. The company serves primarily automotive, appliance, construction and manufacturing markets.

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AK Steel Corporation

Statements of Operations

(Unaudited)

(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended March 31,
	2004	2003
Shipments (000 tons)	1,514.3	1,365.4
Flat-rolled selling price per ton	$747	$702

Net Sales	$1,134.4	$985.3

Cost of products sold	1,026.4	912.0
Selling and administrative expenses	52.5	59.5
Depreciation	54.0	56.9

Total operating costs	1,132.9	1,028.4

Operating profit (loss)	1.5	(43.1)

Interest expense	29.7	28.6
Other income	1.6	1.2

Loss before income taxes	(26.6)	(70.5)

Income tax benefit	10.2	28.1

Loss from continuing operations	(16.4)	(42.4)

Income from discontinued operations, net of tax	6.9	1.6
Gain on the sale of discontinued operations, net of tax	174.9	—

Net income (loss)	$165.4	$(40.8)

Basic and diluted loss per share:
Loss from continuing operations	$(0.15)	$(0.39)
Income from discontinued operations	0.06	0.01
Gain on sale of discontinued operations	1.61	—

Net income (loss)	$1.52	$(0.38)

Weighted average shares outstanding	108.7	108.4

AK Steel Corporation

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited) March 31, 2004	December 31, 2003
Assets
Current Assets
Cash and cash equivalents	$299.9	$54.7
Accounts and notes receivables, net	478.2	399.3
Inventories – net	782.0	730.9
Current assets held for sale	1.7	46.5
Other current assets	137.6	126.6

Total Current Assets	1,699.4	1,358.0

Property, plant and equipment	4,804.8	4,793.9
Accumulated depreciation	(2,414.1)	(2,360.0)

Property, plant and equipment, net	2,390.7	2,433.9
Non-current assets held for sale	28.6	65.5
Other	1,113.4	1,168.2

Total Assets	$5,232.1	$5,025.6

Liabilities and Shareholders’ Equity (Deficit)
Current Liabilities
Notes payable	$80.0	$—
Accounts payable	327.5	376.3
Other accruals	203.5	181.9
Current liabilities - discontinued operations	0.6	16.8
Current portion of long-term debt	62.5	62.5
Current portion of pension & postretirement benefit obligation	141.4	141.4

Total Current Liabilities	815.5	778.9

Long-term debt	1,197.9	1,197.8
Pension & postretirement benefit obligation	2,956.7	2,940.6
Non-current liabilities - discontinued operations	—	9.1
Other liabilities	145.6	152.0

Total Liabilities	5,115.7	5,078.4

Shareholders’ Equity (Deficit)
Common stock - 2004; authorized 200,000,000 shares of $0.01 par value each; 117,247,012 shares issued; 108,706,511 shares outstanding	1.2	1.2
Additional paid-in capital	1,817.1	1,815.9
Treasury stock - 2004; 8,540,501 shares at cost	(122.8)	(122.7)
Accumulated deficit	(1,378.8)	(1,544.2)
Accumulated other comprehensive loss	(200.3)	(203.0)

Total Shareholders’ Equity (Deficit)	116.4	(52.8)

Total Liabilities and Shareholders’ Equity (Deficit)	$5,232.1	$5,025.6

AK Steel Corporation

Statements of Cash Flows

(Unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2004	2003
Cash Flow From Operating Activities:
Net Income (loss)	$165.4	$(40.8)
Depreciation	54.0	56.9
Amortization	3.8	2.4
Deferred taxes	(10.7)	(28.1)
Pension and other postretirement benefit expense in excess of payments	16.2	41.0
Income from discontinued operations	(181.8)	(1.6)
Working capital	(162.3)	(53.0)
Other	(3.7)	1.4

Net Cash Flow From Operating Activities of Continuing Operations	(119.1)	(21.8)

Cash Flow From Investing Activities:
Capital investments	(10.8)	(15.0)
Purchase of investments	—	(0.9)
Proceeds from sale of business	263.9	—
Proceeds from sale of investments	18.8	1.3
Other	(0.1)	(0.3)

Net Cash Flow From Investing Activities of Continuing Operations	271.8	(14.9)

Cash Flow From Financing Activities:
Proceeds from revolving credit facility	80.0	—
Purchase of treasury stock	(0.2)	(0.5)
Other	(0.1)	0.9

Net Cash Flow From Financing Activities of Continuing Operations	79.7	0.4

Cash Flow From Discontinued Operations	12.8	3.0

Net Increase (Decrease) in Cash	245.2	(33.3)

Cash and Cash Equivalents, Beginning	54.7	282.5

Cash and Cash Equivalents, Ending	$299.9	$249.2

AK Steel Corporation

(Unaudited)

Steel Shipments

	Three Months Ended March 31,
	2004	2003
Tons Shipped by Product (000’s)
Stainless/Electrical	239.6	226.7
Coated	809.6	687.3
Cold Rolled	316.3	278.2
Tubular	52.6	24.8
Hot Rolled	47.3	85.3
Secondary	48.9	63.1

Total Shipments	1,514.3	1,365.4

Shipments by Product (%)
Stainless/Electrical	15.8%	16.6%
Coated	53.5%	50.3%
Cold Rolled	20.9%	20.4%
Tubular	3.5%	1.8%
Hot Rolled	3.1%	6.2%
Secondary	3.2%	4.7%

Total Shipments	100.0%	100.0%